Exhibit 4.19

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

BioLargo, Inc.

[FORM OF] Convertible Note

Issuance Date: July 18, 2017	Original Principal Amount: $______
Note No.	Purchase Price Paid at Close: $_____

FOR VALUE RECEIVED, BioLargo, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of ___________________, or registered assigns (the "Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount is $________ which consists of the Purchase Price paid at Closing of $______ and an Original Issue Discount (“OID”) of $_____. For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

(1)     GENERAL TERMS

(a)     Payment of Principal. The "Maturity Date" shall be one (1) year from the Issuance Date, as may be extended at the sole option of the Holder.

(b)     Interest. A one-time interest charge of three percent (3%) (“Interest Rate”) shall be applied on the Issuance Date to the Original Principal Amount. Interest hereunder shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes in cash or converted into Common Stock at the Conversion Price.

(c)     Security. This Note shall not be secured by any collateral or any assets pledged to the Holder.

(d)     Warrants. The Company shall issue to Holder or Holders a Warrant to purchase ___________ shares of the Company’s common stock, attached hereto as Exhibit B.

(2)     EVENTS OF DEFAULT.

(a)     An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body

(i)     The Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption payments or amounts hereunder) or any other Transaction Document;

(ii)     A Conversion Failure as defined in section 3(b)(ii);

(iii)    The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iv)   The Company or any subsidiary of the Company shall default in any of its obligations under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created;

(v)     The Common Stock is suspended or delisted for trading on the Over the Counter QB market (the “Primary Market”), unless the Common Stock is “uplisted” to NASDAQ or other national exchange;

(vi)    The Company loses its ability to deliver shares via “DWAC/FAST” electronic transfer;

(vii)   The Company loses its status as “DTC Eligible”;

(viii)  The Company shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission.

(b)     Upon the occurrence of the first Event of Default, the Outstanding Balance shall immediately increase to one hundred twenty (120%) of the Outstanding Balance immediately prior to the occurrence of the Event of Default (the “Default Effect”). The Default Effect shall automatically apply upon the occurrence of the Event of Default without the need for any party to give any notice or take any other action.

(3)     CONVERSION OF NOTE.     This Note shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

(a)     Conversion Right. Subject to the provisions of Section 3(d), at any time or from time to time, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note up to a maximum of five thousand dollars ($5,000); this amount does not include legal fees incurred by Holder.

(i)     "Conversion Amount" means the portion of the Original Principal Amount and Interest to be converted, plus any penalties, redeemed or otherwise with respect to which this determination is being made.

(ii)     "Conversion Price" shall equal $0.42; subject to adjustment herein.

(b)     Company Conversion. Subject to the provisions of Section 3(d) and provided that all requirements of Rule 144 are met, and further provided that the following two additional conditions are met, the Company may, at its option, convert any portion of the Principal Amount and Interest into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Price: (i) six months has passed since the Issuance Date, and (ii) the Company’s common stock last trades for ten (10) consecutive business days at a value of at least two (2) times the Conversion Price. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(b) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note up to a maximum of five thousand dollars ($5,000); this amount does not include legal fees incurred by Holder. The obligation of the Holder to convert the Note may be exercised by the Company by telecopying, emailing, mailing (via first class mail, postage prepaid) or personally delivering an executed and completed notice of conversion (the “Notice of Mandatory Conversion”) to the Holder’s Address. The Holder covenants and agrees to acknowledge a Notice of Mandatory Conversion in writing by completing, dating and signing such Notice of Mandatory Conversion and returning it and the original Note to the Company (the date received is the “Holder Acknowledgment Date”). The business day on which a Notice of Mandatory Conversion is delivered in accordance with the provisions hereof shall be deemed the “Mandatory Conversion Date”. On or before the third business day following the Holder Acknowledgement Date, the Company will cause the issuance of Conversion Shares to an account in Holder’s name at Issuer’s transfer agent, or, upon Holder’s request, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system.

(c)     Mechanics of Conversion.

(i)     Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice") to the Company. On or before the third Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii)     Company's Failure to Timely Convert. If within three (3) Trading Days after the Company's receipt of the facsimile or email copy of a Conversion Notice together with documentation satisfactory to the Transfer Agent that the shares are eligible for such electronic issuance, the Company shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount (a "Conversion Failure"), the Outstanding Amount of the Note shall increase by $2,000 per day until the Company issues and delivers a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount (under Holder’s and Company’s expectation that any damages will tack back to the Issuance Date). Company will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the Company fails to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to the Company (under Holder’s and Company’s expectations that any returned conversion amounts will tack back to the original date of the Note).

(iii)    DWAC/FAST Eligibility.     If the Company fails for any reason (other than for compliance with applicable law) to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate) within fifteen (15) days, or if there is a Conversion Failure as defined in Section 3(b)(ii), and if the Holder incurs a Market Price Loss (defined below), then at any time subsequent to incurring the loss the Holder may provide the Company written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Company must make the Holder whole by paying the Market Price Loss in cash immediately:

Market Price Loss = [(High trade price for the period between the day of conversion and the day the shares clear in the Holder’s brokerage account) x (Number of shares receivable from the conversion)] – [(Net Sales price realized by Holder) x (Number of shares receivable from the conversion)].

(iv)    DTC Eligibility & Sub-Penny. If the Company fails to maintain its status as DTC/DWAC Eligible according to common stipulations of the Depository Trust Company (“DTC/DWAC Eligible”) for any reason, or, if the Conversion Price is less than $0.01, the Principal Amount of the Note shall increase by ten thousand dollars ($10,000) (under Holder’s and Company’s expectation that any Principal Amount increase will tack back to the Issuance Date). In addition, the Conversion Price shall be redefined to equal 50% of the lowest trade occurring during the twenty-five (25) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note.

(v)    Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(d)     Limitations on Conversions or Trading.

(i)     Beneficial Ownership. If at any time after the Closing, the Buyer shall or would receive shares of Common Stock in payment of interest or principal under Note, upon conversion of the Note, under the Warrant, or upon exercise of the Warrant, so that the Buyer would, together with other shares of Common Stock held by it or its Affiliates, own or beneficially own by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), the Company shall not be obligated and shall not issue to the Buyer shares of Common Stock which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Buyer. Upon delivery of a written notice to the Company, the Buyer may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Buyer and its Affiliates. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of the Note and Warrant.

(e)     Other Provisions.

(i)     Share Reservation.     The Company shall at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least 3 (three) times the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note and within 3 (three) Business Days following the receipt by the Company of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement. The Company will at all times reserve at least 3,000,000 shares of Common Stock for conversion.

(ii)     Prepayment.     At any time following the Issuance Date, the Company shall have the option, upon 10 business days’ notice to Holder, to pre-pay the entire remaining outstanding principal amount of this Note in cash.

(iii)    Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Company of any convertible promissory note at a conversion rate more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Company shall notify the Holder of such additional or more favorable term. In such event, Holder may convert the current outstanding amount due under this Note into an investment on the same terms offered to the other investor. To the extent such investor simultaneously received a stock purchase warrant (for no additional consideration), Holder may also exchange the Warrant for a warrant on the terms issued to the investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look-back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

(iv)    All calculations under this Section 3 shall be rounded up to the nearest $0.00001 or whole share.

(v)     Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(4)    Section 3(a)(10) Transaction. So long as this Note is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”). In the event that the Company does enter into, or makes any issuance of Common Stock related to a 3(a)(10) Transaction while this note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $25,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

(5)    REISSUANCE OF THIS NOTE.

(a)     Assignability. The Company may not assign this Note. This Note will be binding upon the Company and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Company’s approval.

(b)     Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(6)     NOTICES.     Any notices, consents, waivers or other communications required or permitted to be given under the terms shall be handled according to the Notice clause in the Securities Purchase Agreement.

The addresses for such communications shall be:

If to the Company, to:

BioLargo, Inc.

14921 Chestnut St.

Westminster, CA 92683

If to the Holder:

(7)     APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the city and county of San Diego, in the State of California. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(8)     WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY: BioLargo, Inc.

/S/DENNIS P CALVERT By:______________________________
Name:Dennis P. Calvert
Title:Chief Executive Officer

Note No.

EXHIBIT A

NOTICE OF CONVERSION

Attn: President and Legal Counsel
BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683

The undersigned hereby elects to convert a portion of the $________ Convertible Note (Note No. ___) issued to _______ on July 18, 2017 into Shares of Common Stock of BioLargo, Inc. according to the conditions set forth in such Note as of the date written below.

By accepting this notice of conversion, you are acknowledging that the number of shares to be delivered represents less than 5% (five percent) of the common stock outstanding. If the number of shares to be delivered represents more than 4.99% of the common stock outstanding, this conversion notice shall immediately automatically extinguish and debenture Holder must be immediately notified.

Date of Conversion:
Conversion Amount:
Conversion Price:
Shares to be Delivered:
Shares delivered in name of:

Signature:
By: Title:

EXHIBIT B

WARRANT